EXHIBIT 21

SUBSIDIARIES OF

ESCO TECHNOLOGIES INC.

NAME	STATE OR JURISDICTION OF INCORPORATION OR ORGANIZATION	NAME UNDER WHICH IT DOES BUSINESS
Aclara Power-Line Systems Inc.	Missouri	Same

Aclara RF Systems Inc.	Ohio	Same

Aclara Software Inc.	Massachusetts	Same

Beijing Lindgren ElectronMagnetic Technology Co., Ltd.	People’s Republic of China	Same

Crissair, Inc.	California	Same

Distribution Control Systems Caribe, Inc.	Puerto Rico	Same

Doble Engineering Company	Massachusetts	Same

Doble Lemke AG	Switzerland	Same

Doble Lemke GmbH	Germany	Same

Doble PowerTest Limited	United Kingdom	Same

Doble TransiNor AS	Norway	Same

EMV Elektronische Messgeräte Vertriebs-GmbH	Germany	Same

ESCO Technologies Holding Inc.	Delaware	Same

ETS Lindgren Engineering India Private Limited	India	Same

ETS Lindgren Japan, Inc.	Japan	Same

ETS Lindgren Limited	England	Same

ETS-Lindgren, L.P.	Texas	Same and Acoustic Systems

ETS-Lindgren OY	Finland	Same

Lindgren R.F. Enclosures, Inc.	Illinois	Same and ETS-Lindgren

PTI Technologies Inc.	Delaware	Same

Thermoform Engineered Quality LLC	Delaware	Same

VACCO Industries	California	Same